Exhibit 99.1

HF Foods Reports Second Quarter 2025 Financial Results
Reports Quarterly Record Net Revenue and Gross Profit
Las Vegas, NV – August 11, 2025 – HF Foods Group Inc. (NASDAQ: HFFG) (“HF Foods” or the “Company”), a leading distributor of international foodservice solutions to Asian restaurants and other businesses across the United States, reported its unaudited financial results for the quarter ended June 30, 2025.
Second Quarter 2025 Financial Results
•Net revenue increased 4.1% to $314.9 million compared to $302.3 million in the prior year period.
•Gross profit increased 5.1% to $55.1 million compared to $52.5 million in the prior year period. Gross profit margin increased 13 basis points to 17.5% compared to the prior year period.
•Net income increased 117.0% to $0.5 million compared to net income of $0.2 million in the prior year period.
•Adjusted EBITDA increased 31.1% to $13.8 million compared to $10.6 million in the prior year period.
•GAAP diluted EPS increased to $0.02 compared to $0.00 in the prior year period. Non-GAAP diluted EPS increased to $0.12 compared to $0.04 in the prior year period.
Management Commentary
“We are pleased to report record net revenue and gross profit for HF Foods in the second quarter,” said Felix Lin, President and Chief Executive Officer of HF Foods. “Our results demonstrate the continued momentum of our transformation initiatives and our disciplined execution against our strategic priorities, even amid a dynamic and uncertain macro environment. The successful completion of our ERP implementation across our entire network has established a unified platform that will drive breakthrough levels of efficiency and unlock the full potential of our operations. We remain confident in our long-term strategy and are actively evaluating attractive M&A opportunities as we are focused on expanding our geographic footprint and enhancing our product capabilities. Through our strategic investments, operational excellence, and market leadership in the Asian specialty distribution landscape, we believe HF Foods is positioned to drive sustained growth and create long-term value for our shareholders.”
Second Quarter 2025 Results
Net revenue was $314.9 million for the second quarter of 2025 compared to $302.3 million in the prior year period, an increase of $12.5 million, or 4.1%. The increase was primarily attributable to volume increases and improved pricing in Meat & Poultry and Seafood.
Gross profit was $55.1 million for the three months ended June 30, 2025, compared to $52.5 million in the prior year period, an increase of $2.7 million, or 5.1%. The increase was primarily attributable to an increase in volume and improved pricing in Meat & Poultry and Seafood during the quarter. Gross profit margin increased to 17.5% compared to 17.4% in the same period in 2024.
Distribution, selling and administrative expenses increased by $1.2 million, or 2.4%, for the three months ended June 30, 2025. Distribution, selling and administrative expenses as a percentage of net revenue decreased from 16.5% in the prior year to 16.2% for the three months ended June 30, 2025, primarily due to increased net revenue and lower professional fees, partially offset by increased payroll, rental and other expenses.
Net income increased 117.0% to $0.5 million for the three months ended June 30, 2025, compared to net income of $0.2 million for the three months ended June 30, 2024. The improvement was primarily driven by an increase in income from operations of $1.5 million compared to the prior year period; however, the prior year’s results included a one-time gain from lease guarantee income offset by an SEC settlement, which did not recur in the current year, thereby partially offsetting the year-over-year improvement.
Adjusted EBITDA increased 31.1% to $13.8 million compared to $10.6 million in the prior year, which was due to various items noted in the Adjusted EBITDA table below.
Cash Flow and Liquidity
Cash provided by operating activities was $10.5 million for the six months ended June 30, 2025, compared to cash provided by operating activities of $1.9 million in the prior year period. Net cash provided by operating activities increased by $8.5 million primarily due to an increase in non-cash expense add-backs. As of June 30, 2025, the Company had cash of $15.7 million, checks issued not presented for payment of $7.0 million and access to approximately $57.8 million in additional funds through the $125.0 million line of credit, subject to a borrowing base calculation. The Company has funded working capital and other capital requirements primarily by cash flow from operations and bank loans. Cash is required to pay purchase costs for inventory, salaries, fuel and trucking expenses, selling expenses, rental expenses, income taxes, other operating expenses and to service debts.
Earnings Call and Webcast
HF Foods’ management team will host a live conference call to discuss its financial results today at 1:30 p.m. PT (4:30 p.m. ET). The link to the webcast will be available on the “Events” section of the Company’s Investor Relations website at https://investors.hffoodsgroup.com. Those interested in participating in the live call can dial 1-877-407-0752 or 1-201-389-0912. The webcast will be archived and available for replay.
About HF Foods Group Inc.
HF Foods Group Inc. is a leading marketer and distributor of fresh produce, frozen and dry food, and non-food products to primarily Asian restaurants and other foodservice customers throughout the United States. HF Foods aims to supply the increasing demand for Asian American restaurant cuisine, leveraging its nationwide network of distribution centers and its strong relations with growers and suppliers of fresh, high-quality specialty restaurant food products and supplies in the US and Asia. Headquartered in Las Vegas, Nevada, HF Foods trades on Nasdaq under the symbol “HFFG”. For more information, please visit www.hffoodsgroup.com.
Investor Relations Contact:
ICR
Investors: Anna Kate Heller
Media: Michael Wolfe
hffoodsgroup@icrinc.com

Forward-Looking Statements
All statements in this news release other than statements of historical facts are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as “aims,” “continues,” “expects,” “plans,” “will,” and other similar expressions. Although we believe that the expectations reflected in all of our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company’s actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Such factors include, but are not limited to, risks relating to our ability to consummate our operational transformation plan as anticipated, risks relating to the impact of our operational plan on our sales and efficiencies, risks relating to the impact of demographic trends on demand for the products we distribute, risks related to potential increases in tariff-related costs, statements of assumption underlying any of the foregoing, and other factors including those disclosed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 and other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements.
Non-GAAP Financial Measures
Discussion of our financial results includes certain non-GAAP financial measures, including EBITDA, Adjusted EBITDA, non-GAAP net income (loss) attributable to HF Foods Group Inc. and non-GAAP EPS (“earnings per share”), that we believe provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial performance with other companies in the same industry, many of which present similar non-GAAP financial measures to investors. The definitions of EBITDA, Adjusted EBITDA, non-GAAP net income (loss) attributable to HF Foods Group Inc. and non-GAAP EPS may not be the same as similarly titled measures used by other companies in the industry. EBITDA, Adjusted EBITDA, non-GAAP net income (loss) attributable to HF Foods Group Inc. and non-GAAP EPS are not defined under GAAP and are subject to important limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our financial results as reported under GAAP.
We use non-GAAP financial measures to supplement our GAAP financial results. Management uses EBITDA, defined as net income (loss) before interest expense, interest income, income taxes, and depreciation and amortization to measure operating performance. In addition, management uses Adjusted EBITDA, defined as net income (loss) before interest expense, interest income, income taxes, and depreciation and amortization, further adjusted to exclude certain unusual, non-cash, or non-recurring expenses. We believe that Adjusted EBITDA is less susceptible to variances in actual performance resulting from non-recurring expenses, and other non-cash charges, provides useful information for our investors and is more reflective of other factors that affect our operating performance.
We believe non-GAAP net income (loss) attributable to HF Foods Group Inc. and non-GAAP EPS are useful measures of operating performance because these measures exclude certain items not reflective of our core operating performance. Non-GAAP net income (loss) attributable to HF Foods Group Inc. is defined as net income (loss) attributable to HF Foods Group Inc. adjusted for amortization of intangibles, change in fair value of interest rate swaps, stock based compensation, transaction related costs, transformational project costs and certain unusual, non-cash, or non-recurring expenses. We believe that non-GAAP net income (loss) attributable to HF Foods Group Inc. and non-GAAP EPS facilitates period-over-period comparisons and provides additional clarity for investors to better evaluate our operating results. We present EBITDA, Adjusted EBITDA, non-GAAP net income (loss) attributable to HF Foods Group Inc. and non-GAAP EPS in order to provide supplemental information that we consider relevant for the readers of our consolidated financial statements included elsewhere in its reports filed with the SEC, including its most recent Annual Report on Form 10-K, and such information is not meant to replace or supersede U.S. GAAP measures. Reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release.

HF FOODS GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2025	December 31, 2024
ASSETS
CURRENT ASSETS:
Cash	$15,650	$14,467
Accounts receivable, net	52,492	54,346
Inventories	127,240	97,783
Prepaid expenses and other current assets	6,784	11,507
TOTAL CURRENT ASSETS	202,166	178,103
Property and equipment, net	158,011	149,572
Operating lease right-of-use assets	27,998	13,944
Long-term investments	2,239	2,350
Customer relationships, net	131,332	136,615
Trademarks, trade names and other intangibles, net	28,060	24,911
Goodwill	38,815	38,815
Other long-term assets	4,916	5,681
TOTAL ASSETS	$593,537	$549,991
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Checks issued not presented for payment	$6,989	$5,687
Line of credit	60,815	57,483
Accounts payable	68,251	50,644
Current portion of long-term debt, net	5,410	5,410
Current portion of obligations under finance leases	6,405	3,797
Current portion of obligations under operating leases	4,253	4,177
Accrued expenses and other liabilities	17,576	18,001
TOTAL CURRENT LIABILITIES	169,699	145,199
Long-term debt, net of current portion	100,614	103,324
Obligations under finance leases, non-current	27,847	19,929
Obligations under operating leases, non-current	24,856	10,125
Deferred tax liabilities	27,425	29,392
Other long-term liabilities	1,979	728
TOTAL LIABILITIES	352,420	308,697
Commitments and contingencies
SHAREHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	5	5
Treasury stock	(7,750)	(7,750)
Additional paid-in capital	605,078	604,235
Accumulated deficit	(357,628)	(357,199)
TOTAL SHAREHOLDERS’ EQUITY ATTRIBUTABLE TO HF FOODS GROUP INC.	239,705	239,291
Noncontrolling interests	1,412	2,003
TOTAL SHAREHOLDERS’ EQUITY	241,117	241,294
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$593,537	$549,991

HF FOODS GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net revenue	$314,853	$302,342	$613,281	$597,996
Cost of revenue	259,721	249,877	507,190	495,120
Gross profit	55,132	52,465	106,091	102,876

Distribution, selling and administrative expenses	51,013	49,840	100,818	100,336
Income from operations	4,119	2,625	5,273	2,540

Other expenses (income):
Interest expense	2,817	3,119	5,426	5,953
Other (income) expense, net	(414)	3,466	(591)	3,372
Change in fair value of interest rate swap contracts	685	(361)	1,869	(2,331)
Lease guarantee income	—	(5,433)	—	(5,548)
Total other expenses, net	3,088	791	6,704	1,446
Income (Loss) before income taxes	1,031	1,834	(1,431)	1,094

Income tax expense (benefit)	521	1,599	(411)	1,418
Net Income (Loss)	510	235	(1,020)	(324)
Less: net (loss) income attributable to noncontrolling interests	(706)	218	(591)	353
Net income (loss) attributable to HF Foods Group Inc.	$1,216	$17	$(429)	$(677)

Earnings (Loss) per common share - basic	$0.02	$—	$(0.01)	$(0.01)
Earnings (Loss) per common share - diluted	$0.02	$—	$(0.01)	$(0.01)

Weighted average shares - basic	52,969,037	52,585,715	52,853,982	52,370,842
Weighted average shares - diluted	53,414,715	52,661,119	52,853,982	52,370,842

HF FOODS GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(1,020)	$(324)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	14,019	13,266
Provision (credit) for expected credit losses	618	(40)
Deferred tax benefit	(1,967)	(824)
Change in fair value of interest rate swap contracts	1,869	(2,331)
Stock-based compensation	999	1,260
Non-cash lease expense	2,488	1,930
Lease guarantee income	—	(5,548)
Other non-cash (income) expense	(330)	485
Changes in operating assets and liabilities:
Accounts receivable	1,406	(3,303)
Accounts receivable - related parties	(170)	(240)
Inventories	(29,457)	(13,614)
Prepaid expenses and other current assets	4,723	1,149
Other long-term assets	541	723
Checks issued not presented for payment	1,302	1,958
Accounts payable	17,419	10,880
Accounts payable - related parties	188	254
Operating lease liabilities	(1,735)	(2,007)
Accrued expenses and other liabilities	(425)	(1,733)
Net cash provided by operating activities	10,468	1,941
Cash flows from investing activities:
Purchase of property and equipment	(6,731)	(6,331)
Proceeds from sale of property and equipment	139	—
Net cash used in investing activities	(6,592)	(6,331)
Cash flows from financing activities:
Payments for tax withholding related to vested stock awards	(156)	(128)
Proceeds from line of credit	631,713	735,717
Repayment of line of credit	(628,237)	(727,958)
Repayment of long-term debt	(2,730)	(2,768)
Payment of debt financing costs	(213)	—
Repayment of obligations under finance leases	(3,070)	(1,737)
Net cash (used in) provide by financing activities	(2,693)	3,126
Net increase (decrease) in cash	1,183	(1,264)
Cash at beginning of the period	14,467	15,232
Cash at end of the period	$15,650	$13,968

HF FOODS GROUP INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended June 30,
	2025	2024	Change
Net income	$510	$235	$275
Interest expense, net	2,775	3,119	(344)
Income tax expense	521	1,599	(1,078)
Depreciation and amortization	7,261	6,590	671
EBITDA	11,067	11,543	(476)
Lease guarantee income	—	(5,433)	5,433
Change in fair value of interest rate swap contracts	685	(361)	1,046
Stock-based compensation expense	625	522	103
Business transformation costs (1)	629	130	499
SEC settlement	—	3,900	(3,900)
Other non-routine expense (2)	10	260	(250)
Executive transition and organizational redesign (3)	829	—	829
Adjusted EBITDA	$13,845	$10,561	$3,284

	Six Months Ended June 30,
	2025	2024	Change
Net loss	$(1,020)	$(324)	$(696)
Interest expense, net	5,384	5,953	(569)
Income tax (benefit) expense	(411)	1,418	(1,829)
Depreciation and amortization	14,019	13,266	753
EBITDA	17,972	20,313	(2,341)
Lease guarantee income	—	(5,548)	5,548
Change in fair value of interest rate swap contracts	1,869	(2,331)	4,200
Stock-based compensation expense	999	1,260	(261)
Business transformation costs (1)	866	1,103	(237)
SEC settlement	—	3,900	(3,900)
Other non-routine expense (2)	110	566	(456)
Executive transition and organizational redesign (3)	1,802	—	1,802
Adjusted EBITDA	$23,618	$19,263	$4,355

________________
(1)     Represents costs associated with the launch and continued implementation of strategic projects including supply chain management.
improvements and technology infrastructure initiatives.
(2)    Includes contested proxy and related legal and consulting costs and facility closure costs.
(3)    Includes severance and related expenses for the Company’s transition of executive officers and organizational redesign.

HF FOODS GROUP INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO HF FOODS GROUP INC.
TO NON-GAAP NET INCOME AND NON-GAAP EPS ATTRIBUTABLE TO HF FOODS GROUP INC.
(In thousands, except per share amounts)
(Unaudited)

The following tables present our non-GAAP net income (loss) and non-GAAP EPS for the three and six months June 30, 2025 and 2024 respectively, as well as reconciliations of each measure to their nearest GAAP equivalents:

	Three Months Ended June 30,
	2025	2024	Change
Net income attributable to HF Foods Group Inc.	$1,216	$17	$1,199
Amortization of intangibles and deferred financing costs	4,021	4,070	(49)
Lease guarantee income	—	(5,433)	5,433
Change in fair value of interest rate swaps	685	(361)	1,046
Stock-based compensation expense	625	522	103
Business transformation costs (1)	629	130	499
SEC settlement	—	3,900	(3,900)
Other non-routine expense (2)	10	260	(250)
Executive transition and organizational redesign (3)	829	—	829
Aggregate adjustment for income taxes (4)	(1,632)	(776)	(856)
Non-GAAP net income attributable to HF Foods Group Inc.	$6,383	$2,329	$4,054
GAAP diluted loss per common share attributable to HF Foods	$0.02	$—	$0.02
EPS difference (5)	0.10	0.04	0.06
Non-GAAP diluted earnings per common share attributable to HF Foods (5)	$0.12	$0.04	$0.08
Non-GAAP diluted weighted average number of shares (in thousands) (5)	53,415	52,661

	Six Months Ended June 30,
	2025	2024	Change
Net loss attributable to HF Foods Group Inc.	$(429)	$(677)	$248
Amortization of intangibles and deferred financing costs	7,890	8,140	(250)
Lease guarantee income	—	(5,548)	5,548
Change in fair value of interest rate swaps	1,869	(2,331)	4,200
Stock-based compensation expense	999	1,260	(261)
Business transformation costs (1)	866	1,103	(237)
SEC settlement	—	3,900	(3,900)
Other non-routine expense (2)	110	566	(456)
Executive transition and organizational redesign (3)	1,802	—	1,802
Aggregate adjustment for income taxes (4)	(3,249)	(1,781)	(1,468)
Non-GAAP net income attributable to HF Foods Group Inc.	$9,858	$4,632	$5,226
GAAP diluted earnings (loss) per common share attributable to HF Foods	$(0.01)	$(0.01)	$—
EPS difference (5)	0.20	0.10	0.10
Non-GAAP diluted earnings per common share attributable to HF Foods (5)	$0.19	$0.09	$0.10
Non-GAAP diluted weighted average number of shares (in thousands) (5)	53,245	52,961
________________
(1)     Represents costs associated with the launch and continued implementation of strategic projects including supply chain management improvements and technology infrastructure initiatives.

(2)    Includes contested proxy and related legal and consulting costs and facility closure costs.
(3)    Includes severance and related expenses for the Company’s transition of executive officers and organizational redesign.
(4)    Represents the adjustments to the tax provision values to a normalized annual effective tax rate on adjusted pretax earnings, excluding permanent items, using 24.0% for the second quarters of 2025 and 2024.
(5)    EPS difference and diluted non-GAAP earnings per share are calculated by dividing our non-GAAP net income attributable to HF Foods by our non-GAAP diluted weighted average number of shares.